EXHIBIT 10.1

September 30, 2013

M. David Jones
19 Deercliff Road
Avon, CT 06001

Dear David:

As we discussed, your employment with Stanadyne Corporation (the “Company”) will terminate, effective as of September 30, 2013 (the “Separation Date”). Reference is made to the Employment Agreement between you and the Company, dated as of January 10, 2006 and amended March 31, 2006 (the “Employment Agreement”). All capitalized terms used in this letter (the “Agreement”) shall have the meanings ascribed to them in the Employment Agreement unless otherwise expressly provided herein. The purpose of this Agreement is to confirm the terms concerning your separation of employment, as follows:

1.     Resignation. Except as expressly provided in Section 3(d), you hereby resign from any and all positions and offices you hold with the Company or any of its Affiliates, and from any and all memberships you hold on any boards of directors or other governing boards of the Company or any of its Affiliates and any and all memberships you hold on any of the committees of any such boards (together, the “Resignations”), such Resignations to take effect on the Separation Date. The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Separation Date. You agree to sign and return such documents confirming the Resignations as the Company, or any of its Affiliates, may reasonably request.

2.    Final Pay & Vacation. You will receive, on or before the next business day following the Separation Date, pay for all work you have performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final annual base rate of pay (your “Base Salary”), for the vacation days you have earned, but not used, as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company.

3.    Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under this Agreement, and in full consideration of any rights you have under the Employment Agreement, the Company will provide you with the following severance benefits:

38501357_5

(a)    The Company will continue to pay you your Base Salary for a period of eighteen (18) months following the Separation Date. Payments will be made in the form of salary continuation and will begin on the next regular Company payday which is at least ten (10) days following the later of the effective date of this Agreement or the date this Agreement, signed by you, is received by the Company (such later date, the “Effective Date”). (As indicated below, this Agreement will take effect on the eighth (8th) day following the date of your signing, provided you do not revoke it.) The first payment will be retroactive to the next business day following the Separation Date.

(b)    If you are enrolled in the Company’s group medical and dental plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time under the federal law commonly known as “COBRA.” If you do so by timely signing and returning the COBRA election form then, during the eighteen (18) months following the Separation Date, provided you remain eligible for coverage under COBRA and Company plans, the Company will continue to contribute to the premium cost of your coverage and that of your eligible dependents under those plans such that the portion of the premium cost borne by you does not exceed the portion of the premium cost borne by you as of the Separation Date. To be eligible for these Company premium contributions, however, you must pay the remainder of the premium cost and must notify the Company immediately if you begin new employment during the eighteen (18) months following the Separation Date. Notwithstanding the foregoing, if the payment by the Company of the premium contributions described herein will subject or expose the Company to taxes or penalties, you and the Company agree to renegotiate the provisions of this Section 2(b) in good faith and enter into a substitute arrangement pursuant to which the Company will not be subjected or exposed to taxes or penalties and you will be provided with payments or benefits with an economic value that is no less than the economic value of the premium contributions described herein. The Company will provide you under separate cover with additional information concerning your COBRA rights, which are available to you whether or not you sign this Agreement.

(c)    You will continue to serve on the Boards of Directors of the Company and Holdings, until your death, resignation or removal. As full compensation for such service, you will be paid an annual fee of $50,000, pro-rated for any partial year of service.

(d)    A stock option substantially in the form of the Performance Option Certificate attached hereto as Exhibit A (the “New Option”) has been granted as of September 30, 2013. You acknowledge and agree that the New Option will be forfeited and cancelled if you do not timely execute, or if you revoke, this Agreement.

4.    Acknowledgement of Full Payment and Withholding.

(a)    You acknowledge and agree that the payments provided under paragraphs 2 and 3 of this Agreement are in complete satisfaction of any and all compensation and benefits due to you from the Company, whether for services provided to the Company or otherwise

38501357_5

through the Separation Date, and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid to you.

(b)    The payments made by the Company under this Agreement shall be reduced by all taxes and other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you.

5.    Status of Employee Benefits and Vacation, Expense Reimbursement, Stock Options and Stock Ownership.

(a)    Except as otherwise provided under paragraph 3(b), your participation in all employee benefit plans of the Company, other than the Stanadyne Corporation Pension Plan, the Stanadyne Automotive Corp. Benefit Equalization Plan and the Stanadyne Automotive Corp. Supplemental Retirement Plan (collectively, as amended from time to time, the “Pension Plans”), will end as of the Separation Date, in accordance with the terms of those plans. Your rights under the Pension Plans will be governed by the terms of those plans. You will not continue to earn vacation or other similar benefits after the Separation Date.

(b)    You agree that, within two (2) weeks following the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses pursuant to its regular business practice.

(c)    In accordance with the provisions of the Stanadyne Holdings, Inc. 2004 Equity Incentive Plan, as amended (the “Plan”) and the Performance Option Certificates between you and Stanadyne Holdings, Inc. (“Holdings”) dated as of March 30, 2006 and September 1, 2010 (the “Option Awards”), you hold vested stock options to purchase 875,000 shares of Holdings (the “Vested Options”).   You acknowledge that, as of the Separation Date, all of the remaining shares subject to the Option Awards will be forfeited and cancelled in accordance with the terms of the Plan and the Option Awards.  The Vested Options shall remain exercisable until March 30, 2016.

(d)    You hold 800,000 shares of Holdings, subject to the terms of the Stanadyne Holdings, Inc. Stockholders Agreement, dated as of August 6, 2004 and as amended from time to time (the “Stockholders Agreement”).

6.    Continuing Obligations, Confidentiality, and Cooperation.

(a)    You agree that you will continue to comply with your obligations under Sections 7, 8 and 9 of the Employment Agreement with respect to confidentiality, assignment of intellectual property, non-competition, non-solicitation, non-disparagement and the like.

38501357_5

    (b)    You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

(c)    You agree to cooperate with the Company and its Affiliates and their legal counsel in connection with any investigation, administrative proceeding, litigation, or claim involving the Company or any of its Affiliates relating to any matter that occurred during your employment in which you were involved, or of which you had or have knowledge (collectively “Claims”). Your assistance will include cooperating with the Company, its Affiliates and their legal counsel in providing information and opinions to respond to discovery requests, to aid in the investigation and prosecution or defense of any Claims, and to provide truthful testimony as may be required or requested in depositions, administrative proceedings or court proceedings. In addition, you agree to respond promptly to reasonable requests from the Company for assistance on transitional business matters relating to your former employment with the Company. The Company and its Affiliates will attempt to schedule any such assistance at times and in a manner reasonably convenient to you, with due regard for your personal and other business obligations, but you understand and acknowledge that such assistance may be inconvenient and burdensome to you. You agree to maintain absolute and unconditional confidentiality with respect to all matters relating to such Claims, including the facts and circumstances relevant to the Claims and all discussions of strategy or assessments of the merits of such Claims, except as otherwise required by law. You acknowledge that you may have been or will be privy to privileged communications and work product relating to such Claims and that, as such, you cannot, and agree that you will not, engage in any communications with unauthorized third parties concerning such Claims, except under the compulsion of legal process after timely notice thereof to the Company or its Affiliates, as applicable.

7.    Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company in your possession or control. Further, you represent and warrant that you have not retained copies of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). Recognizing that your employment with the Company has ended as of the Separation Date, you agree that you will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system, after the Separation Date. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

8.    Release of Claims.

38501357_5

(a)    In exchange for the severance pay and benefits provided to you under this Agreement, to which you would not otherwise be entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or the Employment Agreement or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices statutes of the state or states in which you have provided services to the Company and/or any other federal, state or local law, regulation or other requirement, each as amended from time to time and you hereby release and forever discharge the Company and all of its past, present and future subsidiaries, Affiliates, officers, directors, trustees, shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, investors, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights and claims.

(b)    This Agreement, including the release of claims set forth in this paragraph 8, creates legally binding obligations, and the Company therefore advises you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in paragraph 5(b) above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

9.    Miscellaneous.

(a)    This Agreement contains the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only Sections 7, 8 and 9 of the Employment Agreement and any other provisions necessary or desirable to accomplish fully the purpose of those provisions, the Plan, the Option Awards, the Subscription Agreement and the Stockholders Agreement, which will all continue in full force and effect subject to the terms hereof.

(b)    This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chair of the Board. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

38501357_5

(c)    The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days from the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by written notice of such revocation to the Company’s general counsel. If you do not revoke it, then, at the expiration of that seven-day period, this Agreement will take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

STANADYNE CORPORATION

By: /s/ Seth H. Hollander_____
     Name: Seth H. Hollander
Title: Vice President

Accepted and agreed:

Signature: /s/ M. David Jones_____
M. David Jones

Date: 10/10/2013_____

38501357_5

EXHIBIT A

PERFORMANCE OPTION CERTIFICATE

THIS OPTION AND THE SHARES RECEIVED UPON EXERCISE OF THIS OPTION SHALL BE SUBJECT TO THE RIGHTS, RESTRICTIONS AND OBLIGATIONS APPLICABLE TO SUCH SECURITIES, ALL AS PROVIDED IN THE STOCKHOLDERS AGREEMENT DATED AS OF AUGUST 6, 2004 AMONG THE COMPANY AND CERTAIN OTHER PARTIES THERETO, AS AMENDED AND IN EFFECT FROM TIME TO TIME (THE “STOCKHOLDERS AGREEMENT”).

STANADYNE HOLDINGS, INC.
(FKA KSTA Holdings, Inc.)
STOCK OPTION

PERFORMANCE OPTION CERTIFICATE

This stock option is granted by Stanadyne Holdings, Inc. (f/k/a KSTA Holdings, Inc.), a Delaware corporation (the “Company”), to David Jones (the “Optionee”). Although this option is not granted under the Company’s 2004 Equity Incentive Plan (the “Plan”), the terms of the Plan, to the extent not inconsistent with the terms of this certificate, are hereby incorporated by reference. Definitions not otherwise set forth in the text hereof are set forth in Section 3 hereof. All capitalized terms not otherwise defined herein (either in the text or Section 3 hereof) shall have the meaning provided in the Plan. This option is intended to comply with or qualify as exempt from Section 409A of the Code by reason of qualifying as a “short term deferral” within the meaning of Treas. Reg. § 1.409A-1.

1.Grant of Option.
(a)    This certificate evidences the grant by the Company as of September 30, 2013 (the “Grant Date”) to the Optionee of an option to purchase, in whole or in part, on the terms provided herein and in the Plan 875,000 shares of Common Stock of the Company, par value $0.01 per share (collectively, the “Shares”), in each case at $0.47 per Share (this “option”). The Shares issued hereunder shall all be issued from the Performance Option Pool (as defined in the Plan).
(b)    The latest date on which this option may be exercised (the “Final Exercise Date”) is the earlier of (i) March 30, 2016 or (ii) the termination of this option in accordance with this certificate, the Stockholders Agreement or the Plan.
(c)    The option evidenced by this certificate is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

38647311_3

2.    Vesting and Earning.
(a)    This option shall be fully vested, but shall only become exercisable coincident with, and conditioned upon the closing of, a Change in Control that occurs prior to September 30, 2023.
(b)    Notwithstanding anything to the contrary in the Stockholders Agreement or the Plan, this option shall remain outstanding and eligible to vest and become exercisable after the termination of the Optionee’s employment with the Company, but otherwise subject to the terms of this certificate, the Stockholders Agreement and the Plan.
3.    Definitions.

As used herein, the following terms shall have the meanings set forth below:

“Change in Control” means a “change in control event” as defined in Treasury Regulation § 1.409A-3(i)(5)(i).

“Person” means any individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization or entity, or any government, governmental department or agency or political subdivision thereof.

4.    Exercise of Option.

Upon the occurrence of a Change in Control, provided that the Optionee has submitted to the Company a prior written notice of option exercise in a form acceptable to the Company, the option shall be exercised automatically.

Each election to exercise this option shall be in writing, signed by the Optionee or by his or her executor or administrator or by the Person or Persons to whom this option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and received by the Company at its principal office, accompanied by payment in full and by such additional documentation evidencing the right to exercise (or, in the case of a Legal Representative, the authority of such Legal Representative) as the Company may require. The purchase price may be paid (i) in cash, check acceptable to the Company (determined in accordance with such guidelines as the Board may prescribe), or money order payable to the order of the Company, or (ii) if so permitted by the Board, (A) by withholding that number of Shares otherwise deliverable upon exercise whose Fair Market Value (as defined hereinafter) is equal to the exercise price of the option, (B) any other method permitted by the Board, or (C) by any combination of the permissible forms of payment.

For purposes of this option, "Fair Market Value" means, with respect to the Stock, the fair market value thereof as determined as of the applicable reference date in good faith by the Board taking into account all factors it deems relevant (excluding discounts for minority interest and lack of marketability, which shall not be relevant factors), which shall include consideration of a value of the Company and its subsidiaries determined by (i) multiplying the trailing twelve-

38647311_5

month EBITDA of the Company and its subsidiaries by an appropriate transaction multiple which for illustrative purposes will initially be the transaction multiple used in connection with the Stock Purchase Agreement dated June 23, 2004 among KSTA Acquisition, LLC and the Sellers listed on Attachment A thereto, which multiple is 6.2x, (ii) subtracting the net debt of the Company as of the applicable reference date and (iii) dividing by the Fully-Diluted Shares (as defined in the Stockholders Agreement) of the Company. Upon the exercise of an option by a participant, the Board will provide written notice of its determination of the Fair Market Value of such participant's Stock (the “Board Notice”) to the holder thereof. The participant shall have the right to contest the Fair Market Value thereof by notice to the Company within fifteen (15) business days of receipt of the Board Notice. If such participant does not so notify the Company, then the Fair Market Value shall be as set forth in the Board Notice. If such participant does notify the Company of his or her disagreement with the Fair Market Value set forth in the Board Notice within such time period, then the Company shall retain an independent third party appraiser acceptable to such participant and to the Company to determine the fair market value of such participant's Stock, and the determination of such independent appraiser shall govern. If the fair market value determined by such independent appraiser is greater than 105% of the Board’s determination of the Fair Market Value, the Company shall pay the costs and expenses of the independent appraiser. In all other cases, the respective participant shall pay the costs and expenses of the independent appraiser. If the fair market value of the independent appraiser is greater than 105% of the Board's determination of the Fair Market Value, then the independent appraiser's valuation shall be the "Fair Market Value" for any Stock used to purchase Stock upon exercise of an option under the Plan.

5.    Delivery of Shares

The Company shall deliver the Shares to the Optionee as soon as reasonably practicable following exercise, provided that the Company, in its sole discretion, may in lieu of Shares deliver to the Optionee an amount in cash equal to the difference between the Fair Market Value of the Shares and the aggregate exercise price of the option (determined net of any Shares withheld to provide for the payment of tax withholding) such payment to be made no later than March 15 of the year following the year in which the Change in Control occurs; provided further, however, that in the event that any portion of the transaction consideration is paid after the closing of the Change in Control, the Board may provide for payment on the same terms and conditions as apply to the payment of shareholders generally, consistent with the provisions of Section Treas. Reg. § 1.409A-3(i)(2)(iv) (or any successor provision).

Each payment made to the Optionee under this certificate shall be treated as a “separate payment” for purposes of Section 409A of the Code.

6.    Stockholders Agreement.

The option evidenced by this certificate and any Shares received upon the exercise of this option shall be subject to the Plan and the Stockholders Agreement, and the issuance of this option certificate shall be conditional upon the execution and delivery by the Optionee of a joinder to the Stockholders Agreement. This option and the Shares received upon exercise of this option shall be subject to the rights, restrictions and obligations applicable to options and

38647311_5

shares of Common Stock of the Company as provided from time to time in such Stockholders Agreement.

7.    Restrictions on Transfer.
(a)    In addition to the provisions of Section 5 above, if at the time this option is exercised the Company and a majority in interest of the Management Stockholders (as defined in the Stockholders Agreement) are party to any other agreement restricting the transfer of any outstanding shares of its Common Stock, this option may be exercised only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement or agreements specified by the Board).
(b)    Certificates evidencing any Shares purchased by an Optionee upon exercise of the option granted hereby may bear the following legends, in addition to any legends which may be required by any agreement referred to in the immediately preceding paragraph:

“The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under said Act or an opinion of counsel satisfactory to the Company and its counsel that such registration is not required.”

“The securities represented by this Certificate are subject to the terms and conditions, including certain restrictions on transfer, of a Stockholders Agreement dated as of August 6, 2004, as amended from time to time, and none of such securities, or any interest therein, shall be transferred, pledged, encumbered or otherwise disposed of except as provided in that Agreement. A copy of the Stockholders Agreement is on file with the Secretary of the Company and will be mailed to any properly interested person without charge.”

All Shares shall also bear all legends required by federal and state securities laws.

8.    Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Person exercising this option shall have remitted to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements, or shall have made other arrangements satisfactory to the Company with respect to such taxes.

38647311_5

9.    Nontransferability of Option.

This option is not transferable by the Optionee other than by will or the applicable laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.

10.    Effect on Employment. Neither the grant of this option, nor the issuance of Shares upon exercise of this option, shall give the Optionee any right to be retained in the employ of the Company, affect the right of the Company to discharge or discipline such Optionee at any time or affect any right of such Optionee to terminate his or her employment at any time.

11.    Provisions of the Plan.

This option is subject in its entirety to the provisions of the Plan, to the extent not inconsistent with the terms of this certificate, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this option has been furnished to the Optionee. By exercising all or any part of this option, the Optionee agrees to be bound by the terms of the Plan and this certificate.

[Remainder of Page Intentionally Left Blank]

38647311_5

IN WITNESS WHEREOF, the Company has caused this Performance Stock Option to be executed by its duly authorized officer.

STANADYNE HOLDINGS, INC.

By:    /s/ Seth H. Hollander_____
Name: Seth H. Hollander
Title: Vice President

38647311_5